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| FORM 4 |                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

       Wheeler                        H.                              A.
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        (Last)                      (First)                        (Middle)

                           5555 ConCord Parkway South
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                                   (Street)

        Concord,                      NC                              28027
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol

    Speedway Motorsports, Inc. (NYSE:TRK)

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

    240.56.4073

4.  Statement for Month/Year                  March 2002

5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director                           ___ 10% Owner
    ---

     X  Officer(give title below)          ___ Other(specify below)
    ---

                          COO & President
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7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
  Common Stock/1/      3/26/02     M             7000           A        3.75                                D
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  Common Stock/1/      3/26/02     S             7000           D       28.1071                              D
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  Common Stock/1/      3/27/02     M             9200           A        3.75                                D
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  Common Stock/1/      3/27/02     S             9200           D       28.1679                              D
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  Common Stock/1/      3/28/02     M             9500           A        3.75                                D
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  Common Stock/1/      3/28/02     S             9500           D       28.4812    480,228/2/                D
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footnote: 1. Transactions noted are effected pursuant to a plan compliant with
             SEC Rule 10(b) 5-1.
          2. This figure includes all shares held outright and all options regardless of exercise price and expiration date.
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1474 (3-99)

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FORM 4 (continued)     Table II--Derivative Securities Acquired, Disposed of,
                                      or Beneficially Owned
                  (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative                    2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)                       sion or             action              tion Code              ative Securities
                                              Exercise            Date                (Instr. 8)             Acquired (A) or
                                              Price of            (Month/                                    Disposed of (D)
                                              Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                              ative               Year)
                                              Security
                                                                                   -----------------------------------------------
                                                                                   Code      V                 (A)         (D)
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
Common Stock Purchase Option /(1.)(3.)/         3.75             3/26/02            M                                      7000
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Common Stock Purchase Option /(1.)(3.)/         3.75             3/27/02            M                                      9200
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Common Stock Purchase Option /(1.)(3.)/         3.75             3/28/02            M                                      9500
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
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 6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-      11. Na-
    cisable and       Underlying Securities        of          of Deriv-        ship            ture
    Expiration        (Instr. 3 and 4)             Deriv-      ative            Form            of In-
    Date                                           ative       Secur-           of De-          direct
    (Month/Day/                                    Secur-      ities            rivative        Bene-
    Year)                                          ity         Bene-            Securities      ficial
                                                   (Instr.     ficially         Bene-           Owner-
  --------------------------------------------     5)          Owned            ficially        ship
  Date     Expira-              Amount or                      at End           Owned at        (Instr.
  Exer-    tion         Title   Number of                      of               End of          4)
  cisable  Date                 Shares                         Month            Month(1)
                                                               (Instr. 4)       (Instr. 4)
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
 6/21/95  12/21/04 Common Stock 7000                                               D
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 6/21/95  12/21/04 Common Stock 9200                                               D
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 6/21/95  12/21/04 Common Stock 9500                                               D
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                                                            469,800/4./
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

Explanation of Responses:

3. Option Granted pursuant to 1994 Speedway Motorsports Stock Option Plan
4. This figure includes all Options regardless of exercise price and expiration date.

                                      _______________________________     ______
                                      **Signature of Reporting Person      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instructions 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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